Institutional Shareholder Services Inc.
ADDENDUM NO. (Schedule-GOV_00205176 – 7/7/2021)
Incorporating Master Service Agreement (MSA) No. (MSA-GOV_00195268) between Subscriber and Institutional Shareholder Services Inc.

Provider:    Institutional Shareholder Services Inc. Subscriber:    V-Square Quantitative Management LLC Term:    08/01/2021 - 07/31/2023

Variable Fee(s): Subscriber shall pay Provider a Variable Fee on all Subscriber Products (as defined below). The Variable Fee shall be payable quarterly in arrears and will be equal to:

•[…] bps per annum of all assets under management (“AUM”) up to $[…] linked to all Subscriber Products; plus
•[…] bps per annum of all AUM between $[…] and $[…] linked to all Subscriber Products; plus
•[…] bps per annum of all AUM above $[…] linked to all Subscriber Products.

Subscriber will provide Provider, no later than thirty (30) days after the end of each quarter following the beginning of the Term, a detailed statement of all AUM as of the final day of the previous quarter linked to all Subscriber Products (the “AUM Reports”). Subscriber’s failure to provide such AUM Reports in accordance with the terms set forth herein is deemed a material breach of this Agreement.

During the Term of this Addendum and continuing for a period of two (2) years from the termination or expiration hereof, Provider may request relevant documents, to include Subscriber’s audited financial statements, from Subscriber for the purpose of examining Subscriber’s compliance with the Variable Fee obligations under this Addendum and Subscriber shall promptly provide such documents to Provider (which may be redacted as necessary to comply with applicable confidentiality obligations but in all cases must retain all information necessary for Provider to fulfill the purpose stated above).

Payment Schedule: The Variable Fee shall be paid quarterly in arrears. Payment shall be due within thirty (30) days of billing.

Permitted Use: Provider and Subscriber agree that for purposes of this Addendum, the terms and conditions of Section 5 of the MSA shall not apply to Provider Indices (as defined below). Provider grants to Subscriber a limited, non-exclusive, non-transferable license to use the Provider indices described in Appendix A and provided in connection with the Services (individually, a “Provider Index” and collectively, the “Provider Indices”) for the purpose of developing, preparing, creating, listing, trading, clearing, marketing, managing, calculating, maintaining, and/or promoting Subscriber’s investable financial instruments, financial products, separately managed accounts (collectively, “Subscriber Products”), and related metrics, data points, index values or other values, and such Provider Indices shall be considered Information under the MSA. For clarity, any of Subscriber’s investable financial instruments, financial products, or separately managed accounts that use or are

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otherwise based on, managed to, or measured against (in whole or in part) a Provider Index will be considered “Subscriber Products”. Subscriber shall not use the Provider Indices for any other purpose nor disclose the Provider Indices to other third parties except as provided herein. Subscriber shall not copy, transfer, reproduce, or create derivative works from the Provider Indices for re-distribution to any third party.

Nothing herein authorizes Subscriber to sub-license any of the Provider Indices. Subscriber shall not directly or indirectly disseminate or otherwise publish, distribute or disclose to any third-party any of the Provider Indices, any Provider Index prices, or any other information related to the Provider Indices that is considered confidential or proprietary by Provider. Notwithstanding the foregoing, Subscriber may disclose information related to the Provider Indices to Subscriber's investment advisers or sub-advisers managing Subscriber Products, provided that (i) the foregoing third parties agree to use the Provider Indices solely for Subscriber’s benefit and not for their own benefit or for the benefit of their other clients and subject to the other terms and conditions of the Agreement, and (ii) Subscriber shall be responsible and liable for such third parties’ compliance with the terms and conditions of the Agreement to the same extent it is liable for its own acts and omissions under the Agreement. Subscriber may also disclose information related to the Provider Indices within Regulatory Materials (as defined below) of Subscriber’s Products and in connection with any reporting requirements to each Subscriber Products’ account owners, as required to comply with applicable laws, rules, and regulations.

Subscriber acknowledges and agrees that (i) all proprietary rights in the Provider Indices belong to Provider and its third-party licensors (if any); (ii) the Provider Indices were prepared, selected, coordinated and arranged through the expenditure of substantial time, effort, judgment and money and constitutes valuable property of Provider and its licensors (as the case may be); and (iii) the Provider Indices and their compilation and composition, and any changes therein, are and will be in the complete control and sole discretion of Provider and/or Solactive (as defined below), as the case may be. Provider acknowledges that the Subscriber Products are the intellectual property of Subscriber.

Without limiting the foregoing restrictions, unless explicitly authorized in an Addendum, Subscriber shall not use the Provider Indices in any manner: (i) to develop, prepare, create, implement, support or maintain Subscriber’s (or any of its affiliates’) corporate social responsibility program(s) or the like (including Subscriber’s or its affiliates’ vendor management/supply chain activities); (ii) in connection with Subscriber’s (or any of its affiliates’) internal corporate governance activities; or (iii) to assist, support, contribute to or otherwise enable Subscriber’s investment banking activities or other advisory or service offerings marketed or provided to corporations and other operating businesses.

Upon the creation of any Subscriber Products, Subscriber shall provide notice to Provider via the index@iss-esg.com address.

Where Subscriber Products are calculated by a third party, Subscriber may share the list of securities and their weights relevant to each Subscriber Product with the third party for the sole purpose of product construction and calculation of those Subscriber Products.

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Exclusivity:    During the first twenty four (24) months of the Term (the “ETF Exclusivity Period”), Provider will not license the ISS ESG US Diversity Index to any third party within the United States, Canada, and Mexico for its use in the creation of financial products that are or will be registered with the United States Securities and Exchange Commission as investment companies and are or will be traded as exchange traded funds (“ETFs”). The ETF Exclusivity Period may be extended for an additional twelve (12) month period upon mutual agreement of the parties to be confirmed in writing within ninety (90) days of the end of the ETF Exclusivity Period.

Service(s): As noted on the Appendix A Services Schedule attached hereto.

Notwithstanding anything to the contrary in the MSA, the provisions set forth in Attachment 1 are hereby incorporated and shall apply to this Agreement.

Subscriber Information:

Information sent to:

Name: Mamadou-Abou Sarr
Title: Founder & CEO
Street Address: 875 N Michigan Ave, Unit 3216
City, State, Zip: Chicago, Illinois 60602
Tel: +13123699101	Fax:
E-mail: mas@vsqm.com

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ACCEPTED:

V-Square Quantitative Management LLC	Institutional Shareholder Services Inc.
Signature: /s/ Mamadou-Abou Sarr	Signature: /s/ Allen Heery
Name: Mamadou-Abou Sarr	Name: Allen Heery
Title: Founder & CEO	Title: CFO
Date: 16 July, 2021	Date: 07/19/2021
Address: 875 North Michigan Avenue, Unit 3216 Chicago, IL 60602 USA	Address: 702 King Farm Boulevard, Suite 400 Rockville, MD 20850-4045 USA

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Appendix A - Services Schedule

Where the Services include Services Levels, the Annual Fee covers the Service Levels listed below and any usage in excess of the Service Levels will be charged at the Overage Rate.

PROVIDER INDEX: ISS ESG US Diversity Index

The ISS ESG U.S. Diversity Index comprises small-, mid-, and large-capitalization companies exhibiting broad ethnic and gender representation for Directors and Named Executive Officers.

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Attachment 1

Additional Terms and Conditions

The special provisions below shall apply to this Agreement, notwithstanding the provisions of the MSA.

1.Subscriber is responsible for meeting any legal requirements concerning the accuracy and completeness of a registration statement, prospectus or organizational or offering documents in connection with the development, issuance, marketing and promotion of Subscriber Products. Subscriber’s regulatory, organizational, and offering documents (“Regulatory Materials”) shall under no circumstances state or give the impression that the Subscriber Products are issued or endorsed by Provider or any of its affiliates, providers, suppliers, or contractors, including, without limitation, Solactive. Unless otherwise agreed with Provider, there shall be incorporated in such Regulatory Materials the following text or substantially similar text:

“[NAME OF SUBSCRIBER PRODUCT] is not sponsored, offered, or sold in any manner by Institutional Shareholder Services Inc. (“ISS”) or any of its affiliates, providers, suppliers, or contractors (the “ISS Parties”) nor do any of the ISS Parties offer any express or implicit guarantee, warranty or assurance either with regard to the results of using the [NAME OF PROVIDER INDEX(ES)] (the “Index”) or the index price at any time or in any other respect. The Index is calculated and published by or on behalf of ISS. The ISS Parties use commercially reasonable efforts to ensure that the Index is calculated correctly. None of the ISS Parties shall be liable for any error, omission, inaccuracy, incompleteness, delay, or interruption in the Index or any data related thereto or have any obligation to point out errors in the Index to any person. Neither publication of the Index by the ISS Parties nor the licensing of the Index or Index trademark for the purpose of use in connection with the [NAME OF SUBSCRIBER PRODUCT] constitutes a recommendation by any of the ISS Parties to invest in, nor does it in any way represent an assurance, endorsement or opinion of any of the ISS Parties with regard to, any investment in [NAME OF SUBSCRIBER PRODUCT].”

2.Subscriber acknowledges that Provider has retained Solactive AG (“Solactive”) to serve as the Provider’s index administrator to calculate, administer, and publish the Provider Indices. Unless otherwise agreed with Provider, Subscriber shall be incorporate in all of Subscriber Products’ Regulatory Materials (including new editions or updates thereof) and contracts, including updates, vis-à-vis third parties regarding such Subscriber Product, the following text or substantially similar text:

“The financial instrument is not sponsored, promoted, sold or supported in any other manner by Solactive AG nor does Solactive AG offer any express or implicit guarantee or assurance either with regard to the results of using the Index and/or Index trade mark or the Index Price at any time or in any other respect. The Index is calculated and published by Solactive AG. Solactive AG uses its best efforts to ensure that the Index is calculated correctly. Irrespective of its obligations towards the Issuer, Solactive AG has no obligation to point out errors in the Index to third parties including but not limited to investors and/or financial intermediaries of the financial instrument. Neither publication of the Index by Solactive AG nor the licensing of the Index or Index trade mark for the purpose of use in connection with the financial instrument constitutes a recommendation by Solactive AG to invest capital in said financial instrument nor does it in any way represent an assurance or opinion of Solactive AG with regard to any investment in this financial instrument.”

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3.In all material published by Subscriber which specifically refers to a Provider Index or any Subscriber Product, other than Regulatory Materials disclosed for compliance with applicable law or regulation, the Subscriber shall include the following text or substantially similar text:

“[NAME OF PROVIDER INDEX(ES)] are trademarks of Institutional Shareholder Services Inc. (“ISS”) and used under license. [NAME OF PROVIDER INDEX(ES)] is calculated and published by or on behalf of ISS. ISS does not sponsor, offer, or sell this product and is not in any way connected to it and does not accept any liability in relation to its issue, operation and trading. Any futures and futures options contracts based on these indexes are not sponsored, endorsed, sold, or promoted by ISS, and ISS makes no representation regarding the advisability of trading in such contracts. Any intellectual property rights in the index values and constituent list are the intellectual property of ISS.”

4.Provider shall have the right terminate this Agreement immediately upon written notice upon (i) any change in any applicable law, rule or regulation that renders performance of this Agreement substantially difficult or materially adversely affects Provider or its suppliers, or any of the Provider Indices, as determined by Provider in its sole discretion; (ii) any assignment or sub-licensing of this Agreement or sub-licensing of Provider Indices by Subscriber in violation of this Agreement; (iii) any change in circumstances that renders performance of this Agreement uneconomical for the Provider, whereby the Provider’s costs in calculating and maintaining the Provider Indices are higher than Provider’s share of revenue generated by the relevant Subscriber Product; or (iv) any direct or indirect change of control of Subscriber.
5.Provider shall have the right, in its discretion, (a) to cease compilation and publication of any of the Provider Indices and (b) to change the index administrator used to calculate, administer, and publish the Provider Indices. If any of the Provider Indices are discontinued, Provider may terminate this Agreement with respect to such Provider Index. Provider will use commercially reasonable efforts to give Subscriber prior written notice of any such discontinuance, as practicable.
6.Regulatory Disclosures - From time to time, applicable laws and rules may require Provider to disclose information to, or otherwise communicate with, Subscriber. Subscriber hereby agrees that Provider may deliver any such information or other communication electronically (including but not limited to via email). In this regard, Subscriber acknowledges that Subscriber has had the opportunity and will continue to have the opportunity to access Provider’s disclosure brochure required by Rule 204-3 under the Investment Advisers Act of 1940 through Provider’s website. Provider may send other required communications to Subscriber by email as provided in the MSA or in this Addendum. Subscriber may revoke this general consent to electronic delivery at any time, or Subscriber may request a hard copy of any particular document covered by this consent.

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